Exhibits 99.1

ACHILLION REPORTS 2007 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

NEW HAVEN, CT, February 27, 2008 — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter and year ended December 31, 2007.

For the full year ended December 31, 2007, the Company’s net loss was $28.1 million, compared to a net loss of $24.1 million for the year ended December 31, 2006. For the fourth quarter of 2007, the Company reported a net loss of $6.9 million, compared to a net loss of $9.8 million in the fourth quarter of 2006. Cash and cash equivalents and marketable securities at December 31, 2007 were $31.1 million.

“We are pleased with the progress of the Achillion’s four programs during 2007, and we enter 2008 well positioned for continued advancement in our pipeline of novel drug candidates to treat infectious disease,” said Michael Kishbauch, President and CEO of Achillion. “In the coming year, our primary goals are to prepare elvucitabine to move into phase III trials with a collaborative partner, a goal made more attainable by the recent announcement of multiple positive phase 2 data sets in that program, and to finalize the preclinical packages for both of our HCV programs and advance these candidates into the clinic by this time next year. In addition, we currently plan to convene with the FDA on the data package we have prepared for an IND related to ACH-702, our novel antibacterial drug candidate. With the unique profiles of elvucitabine and our three preclinical pipeline assets, coupled with the cash resources to fund the execution of these goals in the coming year, we anticipate a productive and exciting year for the Company.”

Full-year results

For the year ended December 31, 2007, the Company reported a net loss of $28.1 million, compared to a net loss attributed to common stockholders of $28.2 million in 2006. Total revenues were $4.0 million for the year ended December 31, 2007, compared to $3.3 million for the year ended December 31, 2006. Revenues consisted primarily of amounts earned under a collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C.

For the year ended December 31, 2007, research and development expenses totaled $28.1 million, compared to $22.7 million in 2006. The increase in research and development expenses from 2006 to 2007 was primarily a result of an increase in development costs related to the Company’s three development programs in HIV, HCV and bacterial infections, most notably the completion of two phase 2 clinical trials for elvucitabine which the Company announced in January 2008.

General and administrative expenses were $6.5 million for the year ended December 31, 2007, compared to $4.9 million in 2006. The increase in general and administrative expenses from 2006 to 2007 was primarily a result of increased non-cash stock compensation expense, as well as increased professional fees associated with a full year of public company status. The Company’s initial public offering took place in October 2006.

Fourth quarter results

The Company reported a net loss of $6.9 million for the three months ended December 31, 2007, compared to a net loss attributable to common stockholders of $10.3 million for the three months ended December 31, 2006. Revenue for the quarter ended December 31, 2007 totaled $0.4 million, as compared to negative $2.2 million in the fourth quarter of 2006. In February 2007, the Company and its collaboration partner, Gilead Sciences, announced that it had discontinued development of its lead drug candidate in favor of next-generation compounds. This shift in program focus resulted in an extension of the Company’s performance obligation under the collaboration, lengthening the period of revenue recognition. Accordingly, in the fourth quarter of 2006, Achillion adjusted its revenue to reflect the Company’s estimate of its proportionate performance through December 31, 2006, resulting in negative revenue in fourth quarter 2006 reflecting a non-cash reduction in amounts previously recognized as revenue under the collaboration.

Research and development expenses were $6.2 million in the fourth quarter of 2007, compared to $6.4 million for the same period of 2006. Research and development expenses were primarily related to costs incurred from Phase 2 trials of elvucitabine, as well as continued preclinical advancement of ACH-702 for bacterial infections and ACH-1095 and a protease inhibitor, both for the treatment of HCV.

For the three months ended December 31, 2007, general and administrative expenses totaled $1.6 million, compared to $1.5 for the same period in 2006.

2008 Financial Guidance

The Company expects the net cash used in operating activities to be $22 to $25 million in 2008, based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. Net loss per share is anticipated to range from $1.50 to $1.60 per share. The Company expects its cash balance to be enhanced during the course of the year by non-dilutive capital formation and/or potential upfront or milestone revenue generation.

Conference Call

The Company will host a conference call and simultaneous webcast on Wednesday, February 27, 2008 at 4:30 p.m. Eastern time. To participate in the conference call, please dial (877) 440-5788 in the U.S. or (719) 325-4928 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 7:30 p.m. Eastern time on February 27, 2008, through 11:59 p.m. Eastern time on March 1, 2008 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 4744390.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to completion and success of Achillion’s preclinical studies, clinical trials and regulatory filings for its drug candidates, and Achillion’s cash projections for 2007. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2007.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting the parties’ views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Contacts:
Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Chris Erdman MacDougall Biomedical Communications (781) 235-3060 cerdman@macbiocom.com

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ACHILLION PHARMACEUTICALS INC. (ACHN)
Statements of Operations (Unaudited, in thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue	$393	$(2,222)	$4,038	$3,292

Operating expenses:
Research and development	6,181	6,403	28,120	22,741
General and administrative	1,597	1,525	6,476	4,865

Total operating expenses	7,778	7,928	34,596	27,606

Loss from operations	(7,385)	(10,150)	(30,558)	(24,314)

Other income (expense):
Interest income	455	642	2,460	1,144
Interest expense	(217)	(286)	(964)	(965)
Tax benefit	262	(10)	960	49

Total other income (expense), net	500	346	2,456	228

Net loss	(6,885)	(9,804)	(28,102)	(24,086)
Preferred stock dividends and accretion	—	(470)	—	(4,163)

Net loss attributable to common stockholders	$(6,885)	$(10,274)	$(28,102)	$(28,249)

Net loss attributable to common stockholders per share—basic and diluted	$(0.44)	$(0.98)	$(1.80)	$(9.35)

Weighted average shares outstanding—basic and diluted	15,628	10,470	15,583	3,022

Balance Sheets (Unaudited, in thousands)

	December 31, 2007	December 31, 2006
Cash and cash equivalents and marketable securities	$31,109	$62,566
Working capital	20,224	53,190
Total assets	35,632	67,146
Long-term liabilities	1,402	8,102
Total liabilities	14,094	19,776
Total stockholders’ (deficit) equity	21,538	47,370